Exhibit 99.1

VLOV Announces 1-for-2.5 Reverse Stock Split and Change of Ticker Symbol to VLOVD

XIAMEN, China, December 12, 2011/PRNewswire-Asia/ — VLOV, Inc. (OTC Bulletin Board: VLOVD) (“VLOV” or the “Company”), which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People's Republic of China, today announced a 1-for-2.5 reverse split of its issued and outstanding common shares, effective as of December 9, 2011, for shareholders of record on November 16, 2011, and a proportional reduction of its authorized common shares.  Immediately after the stock split, VLOV has 7,574,314 common shares issued and outstanding and 40,000,000 common shares authorized.

In connection with the stock split, VLOV’s trading symbol as quoted on the OTC Bulletin Board has been temporarily changed from “VLOV” to “VLOVD” for 20 business days, and will revert back to “VLOV” thereafter.  The new CUSIP number for the Company’s common stock is 918258203.

As a result of the stock split, the number of common shares convertible from the Company’s series A convertible preferred stock outstanding as of December 9, 2011 has been adjusted proportionally, from 1 common share to 0.4 common share for each preferred share to be converted.  Similarly, the number of common shares that the Company’s common stock purchase warrants outstanding as of December 9, 2011 are exercisable for has been adjusted proportionally, from 1 common share to 0.4 common share for each warrant to be exercised, while the warrant exercise price has been adjusted from $3.43 per share to $8.575.  Such adjustments have been made pursuant to the provisions of such warrants and of such preferred stock’s Certificate of Designation.

“We undertook the reverse stock split as part of our plan to list our common stock for trading with a senior exchange,” commented CEO, Qingqing Wu.  “We are hopeful that this will bring us one step closer to that goal.”

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 18 to 45 throughout China.  As of September 30, 2011, VLOV products were sold by its distributors at 540 points of sale across northern, central and southern China, as well as 20 stores in Fujian Province owned and operated by VLOV.  To learn more about VLOV, Inc., please refer to the Company’s web site at www.vlov.net.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, Chief Financial Officer
VLOV, Inc.
Tel: 310-622-4515
Email: bennet@vlov.net